As filed with the Securities and Exchange Commission on April 26, 2007

Registration No. 333-________

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

Under

The Securities Act of 1933

ALEXANDER & BALDWIN, INC.

(Exact name of registrant as specified in its charter)

Hawaii (State or other jurisdiction of incorporation or organization)	99-0032630 (IRS Employer Identification No.)

822 Bishop Street

Honolulu, Hawaii 96813

(Address of principal executive offices) (Zip Code)

Alexander & Baldwin, Inc. 2007 Incentive Compensation Plan

(Full title of the Plan(s))

Alyson J. Nakamura

Secretary and Assistant General Counsel

Alexander & Baldwin, Inc.

822 Bishop Street

Honolulu, Hawaii 96813

(Name and address of agent for service)

(808) 525-6611

(Telephone Number, including area code, of agent for service)

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee(3)
2007 Incentive Compensation Plan Common Stock, no par value	2,215,000 shares	$53.92	$103,819,720	$3,187.27

(1)

This Registration Statement shall also cover any additional shares of Common Stock which become issuable under the 2007 Incentive Compensation Plan (the “Plan”) by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the Registrant’s receipt of consideration which results in an increase in the number of the outstanding shares of Registrant’s Common Stock.

(2)

Calculated solely for purposes of this offering under Rule 457(h) of the Securities Act of 1933, as amended, on the basis of the average of the high and low selling price per share of the Registrant’s Common Stock on April 19, 2007, as reported by the Nasdaq Global Select Market.

(3)

The Registrant has previously registered and paid the applicable registration fees for 1,900,000 shares of its Common Stock reserved for issuance under the Registrant’s 1998 Stock Option/Stock Incentive Plan (the “1998 Stock Option Plan”) and 350,000 shares of its Common Stock reserved for issuance under the Registrant’s 1998 Non-Employee Director Stock Option Plan (the “1998 Director Plan”), pursuant to Registration Statement No. 333-121194 filed with the Securities and Exchange Commission on December 13, 2004. Registrant now intends to re-allocate (i) 109,654 of the previously-registered shares under the 1998 Stock Option Plan and (ii) 179,906 of the previously-registered shares under the 1998 Director Plan to the share reserve under the Plan. Accordingly, pursuant to General Instruction E, no additional registration fee is due with respect to those re-allocated shares.

PART II

Information Required in the Registration Statement

Item 3. Incorporation of Documents by Reference

Alexander & Baldwin, Inc. (the “Registrant”) hereby incorporates by reference into this Registration Statement the following documents previously filed with the Securities and Exchange Commission (the “Commission”):

(a)	The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006 filed with the Commission on February 26, 2007;
(b)

All other reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “1934 Act”) since the end of the fiscal year covered by the Registrant’s Annual Report referred to in (a) above;

(c)

The Registrant’s Restated Articles of Association, as restated effective May 5, 1986, together with Amendments dated April 28, 1988 and April 26, 1990, filed with the Commission on May 14, 1990 as Exhibits 3.a.(iii) and (iv) to Registrant’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 1990, in which there is described the terms, rights and provisions applicable to the Registrant’s outstanding Common Stock; and

(d)

The Registrant’s Registration Statement No. 000-00565 on Form 8-A filed with the Commission on July 16, 1998, pursuant to Section 12(b) of the 1934 Act, in which there is described the terms, rights and provisions applicable to the Registrant’s Common Stock purchase rights.

All reports and definitive proxy or information statements filed pursuant to Section 13(a), 13(c), 14 or 15(d) of the 1934 Act after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which de-registers all securities then remaining unsold shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents. Unless expressly incorporated into this Registration Statement, a report furnished on Form 8-K under the 1934 Act shall not be incorporated by reference into this Registration Statement. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities

Not applicable.

Item 5. Interests of Named Experts and Counsel

Not applicable.

Item 6. Indemnification of Directors and Officers

Sections 414-241 through 414-250 of the Hawaii Revised Statutes and the Registrant’s Restated Articles of Association contain certain provisions covering indemnification of corporate directors and officers against certain liabilities and expenses incurred as a result of proceedings involving such persons in their capacities as directors, officers or agents of the Registrant. Article VI of the Articles of Association sets forth the extent to which officers or directors of the Registrant may be protected or indemnified against certain

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liabilities which they may incur. The general effect of such provision is that a person made a party to an action, suit or proceeding by reason of the fact that he/she is or was a director, officer, employee or agent of the Registrant, or of another corporation or other enterprise which he/she served as such at the request of the Registrant, shall be indemnified by the Registrant against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him/her in connection with such action, suit or proceeding, provided he/she was acting in good faith and in a manner he/she reasonably believed to be in the best interests of the Registrant and only upon a determination in the specific case that the actions of such person met the applicable standard of conduct. Article VI also provides that no director, officer, or assistant officer of the Registrant, or person who serves as a director, officer, or assistant officer of another corporation at the request of the Registrant, shall be liable for any loss or damage suffered by the Registrant due to an act or omission of such person unless he/she shall have been guilty of misconduct or negligence. Chapter 414 of the Hawaii Revised Statutes (Hawaii Business Corporation Act) and the Registrant’s Articles of Association also permit the Registrant to purchase insurance on behalf of its directors, officers or agents against such liabilities and expenses and the Registrant has purchased such liability insurance.

Chapter 414 of the Hawaii Revised Statutes gives corporations the power, provided shareholder approval is obtained, to eliminate or limit the personal liability of directors in actions for monetary damages brought by the corporation or its shareholders against a director for breach of fiduciary duty. The Registrant’s Articles of Association include an amendment limiting such personal liability. Corporations may not, however, eliminate or limit a director’s liability for any breach of a duty of loyalty, any act or omission not performed in good faith or involving intentional misconduct or a willful or reckless disregard of the director’s fiduciary duty, any transaction from which a director received an improper benefit or any willful or negligent violation of any provision of Chapter 414 of the Hawaii Revised Statutes concerning payment of dividends or purchase or redemption of the corporation’s stock. Any elimination or limitation of directors’ liability would apply only to acts or causes of action occurring or arising after the effective date of the amendment.

Item 7. Exemption from Registration Claimed

Not applicable.

Item 8. Exhibits

Exhibit Number	Exhibit

4.1

Instruments Defining the Rights of Stockholders. Reference is made to Registrant’s Restated Articles of Association, as restated effective May 5, 1986, together with Amendments dated April 28, 1988 and April 26, 1990, which are incorporated herein by reference pursuant to Item 3(d) of this Registration Statement.

4.2

Instruments Defining the Rights of Stockholders. Reference is made to Registrant’s Registration Statement No. 000-00565 on Form 8-A, together with any exhibits thereto, which are incorporated herein by reference pursuant to Item 3(e) to this Registration Statement.

5	Opinion and consent of Cades Schutte LLP.
23.1	Consent of Independent Registered Public Accounting Firm.
23.2	Consent of Cades Schutte LLP is contained in Exhibit 5.
24	Power of Attorney. Reference is made to page II-4 of this Registration Statement.
99.1	2007 Incentive Compensation Plan.
99.2	2007 Incentive Compensation Plan Form of Restricted Stock Unit Award Agreement (Director Grant).

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Item 9. Undertakings

A.            The undersigned Registrant hereby undertakes: (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “1933 Act”), (ii) to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement and (iii) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement; provided, however, that clauses (1)(i) and (1)(ii) shall not apply if the information required to be included in a post-effective amendment by those clauses is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the 1934 Act that are incorporated by reference into this Registration Statement; (2) that for the purpose of determining any liability under the 1933 Act each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the Registrant’s 2007 Incentive Compensation Plan.

B.            The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the 1933 Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the 1934 Act that is incorporated by reference into this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C.            Insofar as indemnification for liabilities arising under the 1933 Act may be permitted to directors, officers or controlling persons of the Registrant pursuant to the indemnification provisions summarized in Item 6 or otherwise, the Registrant has been advised that, in the opinion of the Commission, such indemnification is against public policy as expressed in the 1933 Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the 1933 Act and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8, and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Honolulu, State of Hawaii on this 26th day of April, 2007.

ALEXANDER & BALDWIN, INC.

By:	/s/ W. Allen Doane
W. Allen Doane
Chairman of the Board, President and Chief
Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS:

That the undersigned officers and directors of Alexander & Baldwin, Inc., a Hawaii corporation, do hereby constitute and appoint W. Allen Doane, Chairman of the Board, President and Chief Executive Officer and Christopher J. Benjamin, Senior Vice President, Chief Financial Officer and Treasurer, and each of them, the lawful attorneys-in-fact and agents with full power and authority to do any and all acts and things and to execute any and all instruments which said attorneys and agents, and any one of them, determine may be necessary or advisable or required to enable said corporation to comply with the Securities Act of 1933, as amended, and any rules or regulations or requirements of the Securities and Exchange Commission in connection with this Registration Statement. Without limiting the generality of the foregoing power and authority, the powers granted include the power and authority to sign the names of the undersigned officers and directors in the capacities indicated below to this Registration Statement, to any and all amendments, both pre-effective and post-effective, and supplements to this Registration Statement, and to any and all instruments or documents filed as part of or in conjunction with this Registration Statement or amendments or supplements thereof, and each of the undersigned hereby ratifies and confirms that all said attorneys and agents, or any one of them, shall do or cause to be done by virtue hereof. This Power of Attorney may be signed in several counterparts.

IN WITNESS WHEREOF, each of the undersigned has executed this Power of Attorney as of the date indicated.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ W. Allen Doane W. Allen Doane	Chairman of the Board, President and Chief Executive Officer (Principal Executive Officer)	April 26, 2007

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/s/ Christopher J. Benjamin Christopher J. Benjamin	Senior Vice President, Chief Financial Officer and Treasurer (Principal Financial Officer)	April 26, 2007
/s/ Paul K. Ito Paul K. Ito	Vice President, Controller and Assistant Treasurer (Principal Accounting Officer)	April 26, 2007
/s/ W. Blake Baird W. Blake Baird	Director	April 26, 2007
/s/ Michael J. Chun Michael J. Chun	Director	April 26, 2007
/s/ Walter A. Dods, Jr. Walter A. Dods, Jr.	Director	April 26, 2007
/s/ Charles G. King Charles G. King	Director	April 26, 2007
/s/ Constance H. Lau Constance H. Lau	Director	April 26, 2007
/s/ Douglas M. Pasquale Douglas M. Pasquale	Director	April 26, 2007
/s/ Maryanna G. Shaw Maryanna G. Shaw	Director	April 26, 2007
/s/ Jeffrey N. Watanabe Jeffrey N. Watanabe	Director	April 26, 2007

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EXHIBIT INDEX

Exhibit Number	Exhibit

4.1

Instruments Defining the Rights of Stockholders. Reference is made to Registrant’s Restated Articles of Association, as restated effective May 5, 1986, together with Amendments dated April 28, 1988 and April 26, 1990, which are incorporated herein by reference pursuant to Item 3(d) of this Registration Statement.

4.2

Instruments Defining the Rights of Stockholders. Reference is made to Registrant’s Registration Statement No. 000-00565 on Form 8-A, together with any exhibits thereto, which are incorporated herein by reference pursuant to Item 3(e) to this Registration Statement.

5	Opinion and consent of Cades Schutte LLP.
23.1	Consent of Independent Registered Public Accounting Firm.
23.2	Consent of Cades Schutte LLP is contained in Exhibit 5.
24	Power of Attorney. Reference is made to page II-4 of this Registration Statement.
99.1	2007 Incentive Compensation Plan.
99.2	2007 Incentive Compensation Plan Form of Restricted Stock Unit Award Agreement (Director Grant).